UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2011

IMMERSION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27969	94-3180138
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Fox Lane

San Jose, California 95131

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 467-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 19, 2011, Immersion Corporation, a Delaware corporation (the “Company”), entered into an Office Lease with Carr NP Properties, LLC (the “Landlord”), pursuant to which the Company has leased certain premises of approximately 33,000 square feet located at 30 Rio Robles Drive, San Jose, California (the “Premises”) to serve as the Company’s corporate headquarters (the “New Lease”). The term of the New Lease commences upon the later of (i) ninety (90) days after the Landlord delivers the Premises to the Company, and (ii) January 1, 2012 (such later date, the “Commencement Date”), and expires five (5) years after the Commencement Date (the “Term”). The Company has an option to extend the Term for an additional five (5) years.

The New Lease provides for base rent as follows (the Company is not obligated to pay base rent for the initial four months of the Term):

Period	Monthly Base Rent
Fourth month after the Commencement Date through last day of 12th full calendar months of Term	$31,236.95
13th through 24th full calendar months of Term	$32,174.06
25th through 36th full calendar months of Term	$33,139.28
37th through 48th full calendar months of Term	$34,133.46
49th through 60th full calendar months of Term	$35,157.46

In addition, the Company is required to deliver a $100,000 security deposit.

Item 1.02. Termination of a Material Definitive Agreement

In connection with the New Lease, on September 16, 2011, the Company entered into a Lease Termination Agreement (the “Lease Termination Agreement”), with Super Micro Computer, Inc. (“Super Micro”), as successor-in-interest to WW&LJ Gateways, Ltd. with respect to its current headquarters.

Pursuant to the Lease Termination Agreement, the Company will be paid $350,000, subject to the Company vacating the premises by December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMERSION CORPORATION

Date: September 21, 2011	By:	/s/ AMIE PETERS
Name: Amie Peters
Title: General Counsel and VP, Legal